Exhibit 99.1

SemGroup Corporation Reports Second Quarter 2015 Results
Increased Quarterly Dividend by 56% Over Prior Year
Second Quarter Adjusted EBITDA Increased 39% Over Prior Year

Tulsa, OK - August 6, 2015 - SemGroup® Corporation (NYSE: SEMG) today announced its financial results for the three months ended June 30, 2015.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $80.0 million for the second quarter 2015, an increase of approximately 39% year-over-year when compared to second quarter 2014 results of $57.5 million, and up 14% over $70.0 million of Adjusted EBITDA for the first quarter 2015. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

"SemGroup's second quarter offered solid results, consecutively increasing financial performance and quarterly dividend," said Carlin Conner, president and chief executive officer of SemGroup. "We have added meaningfully to our asset portfolio with the commissioning of our SemCAMS Northwest Wapiti Loop and SemGas Rose Valley II gas processing plant. These investments will increase our presence in our key growth areas and enhance shareholder value."

SemGroup reported revenues for second quarter 2015 of $377.2 million with net income attributable to SemGroup of $23.3 million, or $0.53 per diluted share, compared to revenues of $482.2 million with a net loss attributable to SemGroup of $(17.6) million, or a loss of $(0.41) per diluted share, for the second quarter 2014. For the first quarter 2015, revenues totaled $298.3 million with a net income attributable to SemGroup of $1.5 million, or $0.03 per diluted share.

Dividend
The SemGroup board of directors declared a quarterly cash dividend to common shareholders of $0.42 per share, resulting in an annualized dividend of $1.68 per share. This marks the tenth consecutive increase in the quarterly cash distribution to SEMG shareholders and represents a 56% increase year-over-year compared to second quarter 2014 dividend of $0.27 per share and an 11% increase from the previous quarterly dividend of $0.38. The dividend will be paid on August 25, 2015 to all common shareholders of record on August 14, 2015.

2015 Guidance
SemGroup reaffirms 2015 consolidated Adjusted EBITDA guidance of between $320 and $360 million. Due to market volatility, lower than expected volumes and impacts of foreign exchange, we expect to come in at the lower end of our guidance range. The company is still on track to deploy more than $775 million in capital investments in 2015, with more than 90% allocated to growth projects. The company is targeting a dividend growth rate for 2015 of 50% to 60% year-over-year.

Recent Updates

•	SemCAMS Northwest Wapiti Loop - Completed June 2015

◦	8-inch, 21 mile pipeline terminating at SemCAMS' K3 plant supported by 10-year agreement with NuVista

•	SemGas Sherman cryogenic plant - Completed June 2015

◦	30 mmcf/d gas processing plant in Sherman Texas

•	SemGas Rose Valley II plant - Completed July 2015

◦	200 mmcf/d increase in processing capacity to meet production demand

Exhibit 99.1

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream®, L.P. (NYSE: RRMS) for investors tomorrow, August 7, 2015, at 11 a.m. ET. The call can be accessed live over the telephone by dialing 1.888.317.6003, or for international callers, 1.412.317.6061. The pass code for the call is 2365379. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The second quarter 2015 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at ir.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.

Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that

Exhibit 99.1

could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations or to fund our other liquidity needs; our ability to comply with the covenants contained in the instruments governing our indebtedness and to maintain certain financial ratios required by our credit facilities; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the operations of NGL Energy Partners LP (NYSE: NGL), which we do not control; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; cyber attacks involving our information systems and related infrastructure; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; and the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets	$695,157	$479,280
Property, plant and equipment, net	1,420,194	1,256,825
Goodwill and other intangible assets	225,712	231,391
Equity method investments	548,831	577,920
Other noncurrent assets, net	59,495	44,386
Total assets	$2,949,389	$2,589,802
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$44	$40
Other current liabilities	420,101	391,622
Total current liabilities	420,145	391,662
Long-term debt, excluding current portion	1,044,339	767,092
Other noncurrent liabilities	213,270	211,611
Total liabilities	1,677,754	1,370,365
Total owners' equity	1,271,635	1,219,437
Total liabilities and owners' equity	$2,949,389	$2,589,802

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Revenues	$377,226	$482,224	$298,310	$675,536	$981,107
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	244,158	368,527	192,072	436,230	753,640
Operating	60,800	59,424	53,090	113,890	110,202
General and administrative	22,917	21,850	32,310	55,227	40,586
Depreciation and amortization	24,674	22,062	23,734	48,408	45,699
Loss on disposal of long-lived assets, net	1,372	19,315	1,058	2,430	19,257
Total expenses	353,921	491,178	302,264	656,185	969,384
Earnings from equity method investments	23,903	19,187	20,559	44,462	34,149
Gain on issuance of common units by equity method investee	5,897	—	—	5,897	8,127
Operating income	53,105	10,233	16,605	69,710	53,999
Other expenses, net	9,809	29,489	6,087	15,896	36,986
Income (loss) from continuing operations before income taxes	43,296	(19,256)	10,518	53,814	17,013
Income tax expense (benefit)	14,861	(6,672)	4,742	19,603	9,854
Income (loss) from continuing operations	28,435	(12,584)	5,776	34,211	7,159
Loss from discontinued operations, net of income taxes	(2)	—	—	(2)	(5)
Net income (loss)	28,433	(12,584)	5,776	34,209	7,154
Less: net income attributable to noncontrolling interests	5,136	5,025	4,310	9,446	11,250
Net income (loss) attributable to SemGroup Corporation	$23,297	$(17,609)	$1,466	$24,763	$(4,096)
Net income (loss) attributable to SemGroup Corporation	$23,297	$(17,609)	$1,466	$24,763	$(4,096)
Other comprehensive income (loss), net of income taxes	5,520	6,685	(9,060)	(3,540)	3,713
Comprehensive income (loss) attributable to SemGroup Corporation	$28,817	$(10,924)	$(7,594)	$21,223	$(383)
Net income (loss) per common share:
Basic	$0.53	$(0.41)	$0.03	$0.57	$(0.10)
Diluted	$0.53	$(0.41)	$0.03	$0.56	$(0.10)
Weighted average shares (thousands):
Basic	43,798	42,682	43,717	43,758	42,657
Diluted	44,013	42,682	43,940	43,975	42,657

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Net income (loss)	$28,433	$(12,584)	$5,776	$34,209	$7,154
Add: Interest expense	16,822	10,360	14,591	31,413	19,587
Add: Income tax expense (benefit)	14,861	(6,672)	4,742	19,603	9,854
Add: Depreciation and amortization expense	24,674	22,062	23,734	48,408	45,699
EBITDA	84,790	13,166	48,843	133,633	82,294
Selected Non-Cash Items and Other Items Impacting Comparability	(4,764)	44,361	21,139	16,375	42,515
Adjusted EBITDA	$80,026	$57,527	$69,982	$150,008	$124,809
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Loss on disposal of long-lived assets, net	$1,372	$19,315	$1,058	$2,430	$19,257
Loss from discontinued operations, net of income taxes	2	—	—	2	5
Foreign currency transaction loss (gain)	(295)	167	(519)	(814)	(516)
Remove NGL equity losses (earnings) including gain on issuance of common units	(12,117)	(4,968)	305	(11,812)	(16,686)
Remove gain on sale of NGL units	(6,623)	—	(7,894)	(14,517)	—
NGL cash distribution	4,468	5,671	5,015	9,483	11,012
M&A transaction related costs	—	—	10,000	10,000	—
Inventory valuation adjustments including equity method investees	48	—	1,187	1,235	—
Employee severance expense	21	20	—	21	29
Unrealized loss (gain) on derivative activities	(1,415)	(851)	2,645	1,230	(245)
Change in fair value of warrants	—	18,929	—	—	17,949
Depreciation and amortization included within equity earnings	6,346	4,251	6,376	12,722	7,701
Bankruptcy related expenses	2	661	189	191	877
Recovery of receivables written off at emergence	—	(300)	—	—	(664)
Non-cash equity compensation	3,427	1,466	2,777	6,204	3,796
Selected Non-Cash Items and Other Items Impacting Comparability	$(4,764)	$44,361	$21,139	$16,375	$42,515

Exhibit 99.1

2015 Adjusted EBITDA Guidance Reconciliation

(in millions, unaudited)
Mid-point
Net income	$97.5
Add: Interest expense	72.0
Add: Income tax expense	14.0
Add: Depreciation and amortization	109.0
EBITDA	$292.5
Selected Non-Cash and Other Items Impacting Comparability	47.5
Adjusted EBITDA	$340.0

Selected Non-Cash and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings	25.0
Non-cash equity compensation	12.5
M&A related transaction costs	10.0
Selected Non-Cash and Other Items Impacting Comparability	$47.5

(1) Guidance is on a cash basis for equity investments in NGL, includes fully consolidated Rose Rock Midstream